UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 15, 2017

(Date of earliest event reported)

LABORATORY CORPORATION OF

AMERICA HOLDINGS

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2017, Laboratory Corporation of America® Holdings (LabCorp) (NYSE: LH) (the “Company”) announced that it entered into a second amendment and restatement of its existing senior revolving credit facility. As amended and restated, the revolving credit facility consists of a five-year revolving facility in the principal amount of up to $1.0 billion, with the ability to increase the facility by up to an additional $350 million, subject to the agreement of one or more new or existing lenders to provide such additional amounts and certain other customary conditions. The amended and restated revolving credit facility also provides for a subfacility of up to $100,000,000 for swingline borrowings and a subfacility of up to $150,000,000 for issuances of letters of credit. Bank of America, N.A., is acting as swing line lender and a letter of credit issuer and as administrative agent for a group of financial institutions providing the revolving credit facility. The amended and restated revolving credit facility is permitted to be used for general corporate purposes, including working capital, capital expenditures, funding of share repurchases and certain other payments, acquisitions and other investments, and repayment of indebtedness.

On the same day, the Company also entered into a five-year term loan credit facility in the principal amount of $750 million (together with the amended and restated revolving credit facility, the “New Credit Facilities”). Bank of America, N.A. is acting as administrative agent for a group of financial institutions providing the term loan facility. The term loan credit facility is permitted to be used for general corporate purposes and to pay fees and expenses incurred in connection with closing the New Credit Facilities. The entire $750 million principal amount of the term loan credit facility was advanced on September 15, 2017, with approximately $700 million of the proceeds being applied to repay existing loans outstanding under the Company’s prior senior revolving credit facility entered into on December 19, 2014.

Under the New Credit Facilities, which have substantially identical affirmative and negative covenants, the Company is required to maintain a leverage ratio of no greater than 4.00 to 1.00 (provided, that in the event the Company consummates a qualified acquisition, the Company can elect to increase the maximum leverage ratio level to 4.50 to 1.00 for the fiscal quarter in which such qualified acquisition is consummated and for the next three consecutive fiscal quarters), and is subject to negative covenants limiting subsidiary indebtedness and certain other covenants typical for investment grade-rated borrowers.

The new term loan credit facility accrues interest at a per annum rate equal to, at the Company’s election, either a LIBOR rate plus a margin ranging from 0.875% to 1.50%, or a base rate determined according to a prime rate or federal funds rate plus a margin ranging from 0.00% to 0.50%. Advances under the amended and restated revolving credit facility will accrue interest at a per annum rate equal to, at the Company’s election, either a LIBOR rate plus a margin ranging from 0.775% to 1.25%, or a base rate determined according to a prime rate or federal funds rate plus a margin ranging from 0.00% to 0.25%. Fees are payable on outstanding letters of credit under the amended and restated revolving credit facility at a per annum rate equal to the applicable margin for LIBOR loans, and the Company is required to pay a facility fee on the aggregate commitments under the amended and restated revolving credit facility, at a per annum rate ranging from 0.10% to 0.25%. In each case, the interest margin applicable to the New Credit Facilities, and the facility fee and letter of credit fees payable under the amended and restated revolving credit facility, are based on the Company’s senior credit ratings as determined by Standard & Poor’s and Moody’s, which are currently BBB and Baa2, respectively.

In addition, on September 15, 2017, the Company also entered into a third amendment to its existing five-year term loan credit facility, originally dated as of December 19, 2014, with Bank of America, N.A., as administrative agent, and the financial institutions from time to time party thereto (the “Third Amendment”). The Third Amendment does not change any of the pricing terms or the maturity of the existing five-year term loan credit facility, but otherwise implements various covenant and technical amendments to make the existing five-year term loan credit facility consistent with corresponding provisions applicable to the New Credit Facilities.

On September 15, 2017, after giving effect to the application of the proceeds of the New Credit Facilities and subsequent borrowings, there were approximately $25 million outstanding borrowings under the amended and restated revolving credit facility, with existing letters of credit totaling approximately $66 million continued under the facility, and $750 million was outstanding under the new term loan credit facility.

The foregoing description of the New Credit Facilities and the Third Amendment are qualified in their entirety by reference to the applicable agreements, each of which will be filed with the Company’s Form 10-Q for the quarter ended September 30, 2017.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Laboratory Corporation of America Holdings

Date: September 15, 2017	By:	/s/ F. Samuel Eberts III
F. Samuel Eberts III
Chief Legal Officer and Secretary

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